Exhibit 4.20

Agency Agreement No. 596-08-16

City of Moscow	April 17, 2008

This Agreement is entered into by and between Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director K.Yu. Solodukhin, authorized to act by Charter, on the one part, and Southern Telecommunications Company, an Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by General Director A.V. Andreyev, authorized to act by Charter, on the other part, hereinafter collectively referred to as the “Parties”, as follows:

1.	TERMS AND DEFINITIONS

In this Agreement the following terms and definitions have the following meanings if not otherwise indicated by this Agreement:

1.1.	“Agreement” means the present Agreement including all Appendices, Revisions, Addenda and Additional Agreements thereto.

1.2.	“Users” shall mean legal entities, who order and/or use long-distance and international communication services offered by Rostelecom via the Operator.

1.3.	“Accounting period” means a calendar month, during which agreements with Users were concluded on behalf and at the expense of Rostelecom.

1.4.	“Billing period” – shall mean a calendar month immediately following the Accounting period.

1.5.

“Form of Agreement” shall mean the form of an agreement for Rostelecom’s rendering of long-distance and international communication services to Users that must be entered into by the Operator pursuant to this Agreement. All Forms of Agreements shall be approved by the Parties in accordance with Appendix No. 1 hereto.

1.6.

“Instructions” shall mean a document accompanying each Form of Agreement and/or its additional agreements and specifying the maximum amount of changes allowable in agreements with Users and/or their additional agreements entered into by the Operator in accordance with this Agreement, as compared to the respective Form of Agreement and/or forms of additional agreements thereto. Requirements for the content of Instructions and their application are set forth in Appendix No. 2 hereto.

2.	SUBJECT MATTER

2.1.	Pursuant to this Agreement, the Operator undertakes to perform the following legal and other acts, on behalf and at the expense of Rostelecom:

2.1.1.

Execute, on behalf of Rostelecom and in accordance with a Form of User Agreements approved by the Parties, in accordance with Appendix No. 1 hereto, agreements with the Users serviced by the Operator for Rostelecom’s rendering of long-distance and international communication services.

2.1.2.

Execute, if necessary, additional agreements with the Users serviced by the Operator on behalf of Rostelecom to agreements with the Users for Rostelecom’s rendering of long-distance and international communication services in forms approved by the Parties in accordance with Appendix No. 1 hereto in case of any changes in the following particulars relating to the User

(all or any): business name; address of the User specified in the Agreement with the User; User’s telephone number(s), as well as Rostelecom as the Operator of long-distance and international communications in case of registration/reregistration of preliminary selection.

3.	General Requirements for Commission Performance.

3.1.

The Operator, in the course of entering into agreements with Users and/or additional agreements thereof indicated in Clauses 2.1.1.  2.1.2., under Forms of Agreements and/or forms of additional agreements thereto approved by the Parties, shall not have the right to depart from the agreement terms and conditions prescribed by the respective Form of Agreement and/or forms of additional agreements thereto, except where such option is directly provided by the Instruction to the respective Form of Agreement and/or forms of additional agreements thereto. In case that the User does not agree to enter into an agreement and/or additional agreement thereto as provided by the terms and conditions of the Form of Agreement and/or forms of additional agreements thereto, respectively, and suggests that modifications be made to the said terms and conditions, the Operator shall be entitled to consent to such suggestion without requiring prior written consent of Rostelecom only within the limits established by the Instruction to the respective Form of Agreement and/or forms of additional agreements thereto.

4.	CONCLUDING AGREEMENTS WITH USERS

4.1.

Whenever any User (or its properly authorized representative) applies to the Operator for an agreement for provision by Rostelecom of long-distance and international communication services, the Operator shall forthwith enter into an agreement with such User in one of the Forms of User agreements approved by the Parties in accordance with Appendix No. 1 to this Agreement.

4.2.

Whenever the User is a state-financed organization, the Operator must, as and when necessary, enter into an agreement for Rostelecom’s rendering of long-distance and international communication services, having specified the effective date of the agreement as the date following the date of expiry of the previous agreement with Rostelecom for long-distance and international communication services.

4.3.

The Agreement and/or additional agreements thereto with the User shall be signed in triplicate under seals of the Parties. One counterpart is given to the relevant User, and another one is forwarded to Rostelecom within five (5) days after the date on which such agreement is entered into and in any case not later than on the 1st day of the month following the month in which such agreement was signed with the User. The third counterpart is kept with the Operator.

5.	AGENCY FEES

5.1.

In consideration of performance, by the Operator, of its agency commission hereunder, Rostelecom shall pay agency fees to the Operator as follows:

5.1.1.

For each agreement entered into with a User except as provided in Clause 5.1.2 of the Agreement, a lump sum of Rubles five hundred and fifty (550) net of VAT calculated at the rate valid at the time the relevant bill is issued.

5.1.2.

For each agreement entered into with the User who is a state-financed organization (provided that a previous agreement was concluded with such User according to Clause 2.1.1. of the Agreement and its period has expired), a lump sum of two hundred (200) rubles, net of VAT, calculated at the rate in effect at the time the relevant bill is issued.

5.1.3.	For each additional agreement to an agreement entered into with Users for Rostelecom’s rendering of long-distance and international communication services - a lump sum in the amount of fifty (100) roubles, as per clause 2.1.2 hereof, net of VAT calculated at the rate in effect at the time the relevant bill is issued.

6.	REPORTS AND SETTLEMENTS PROCEDURE

6.1.

Settlements between the Parties shall be effected on a monthly basis, pursuant to this Agreement and on the basis of the Operator’s Agency Report (the “Operator’s Report”) substantially in the form provided in Appendix No. 3.

6.2.

On or before the eighth day of the Settlement Period, the Operator shall send to Rostelecom the Operator’s Report, a bill including fees calculated as consistent with Clause 5.1 of this Agreement and an amount of expenses subject to reimbursement, as well as copies of primary documents in support of the amount and reasonableness of the expenses incurred. Copies of the Operator’s Report, bill, invoice and primary documents in support of the amount and reasonableness of the expenses incurred shall be sent to Rostelecom by fax with a delivery confirmation, and original documents shall be sent by registered mail with return receipt requested. The date of fax reception shall be the effective date of documents delivery. Invoices are submitted within the deadlines specified by RF tax code.

6.3.

Rostelecom shall review the documents submitted by the Operator and, provided it does not have any objections, shall approve the Operator’s Report within three (3) business days after the receipt of the Operator’s Report. If Rostelecom has objections against the documents submitted by the Operator, Rostelecom shall give written notice to the Operator of such objections within five (5) business days after receipt of documents by fax. In any such case, Rostelecom shall approve the Operator’s Report with such objections. A copy of the approved Operator’s Report shall be given to the Operator by fax, while original documents shall be sent by registered mail with receipt acknowledged.

6.4.

Rostelecom shall, within ten (10) days after approval of the Operator’s Report, pay the Operator agency fee calculated in accordance with Clause 5.1 hereof, and shall reimburse the Operator for any and all properly evidenced expenses incurred by the Operator in connection with performance of its agency commission hereunder. If the Operator’s Report is approved with objections, payment shall be limited to the uncontested amount.

6.5.

To eliminate objections against the documents submitted by the Operator, the Parties shall, within 10 business days after the date when Rostelecom gives written notice of such objections to the Operator, hold negotiations and shall reconcile / analyze their respective data. Based on the results of such reconciliation, the Parties shall execute a Report of reconciliation of mutual accounts (the “Reconciliation Report”) and, where necessary, shall adjust payments due for the following Billing Periods. By signing the Reconciliation Report between the Parties, Rostelecom shall acknowledge approval of the Operator’s Report.

6.6.

Quarterly and upon necessity Rostelecom and the Operator perform the inspection of mutual settlements. The Reconciliation Report is drawn up by the Party concerned in two counterparts and signed by the authorized representatives of the Parties. The Party receiving the Reconciliation Report must sign the Reconciliation Report or present its objections concerning the reliability of the information contained in it within the period of twenty (20) days from the date of dispatch of the Reconciliation Report.

7.	RESPONSIBILITIES OF THE PARTIES

7.1.

The Parties shall be held responsible for their failure to perform, or improper performance, of their respective obligations hereunder in the manner and within the scope as provided for by applicable law of the Russian Federation and this Agreement.

7.2.

Indemnity shall be given for damages inflicted upon the other Party by the Party’s failure to perform or improper performance of its obligations hereunder.

7.3.

If either Party breaches any deadline for the performance of its obligations hereunder, or performs such obligations in an unsatisfactory manner, the delinquent Party shall pay the other Party, upon the latter’s request, a penalty of 0.01% of the total agency fee specified in Clauses 5.1.1 and 5.1.2. above in respect of the calendar month during which such breach occurred, for each day of a delay with proper performance of its obligations, but not more than 10% of such agency fee amount. The penalty shall be paid within 10 days after receipt of an appropriate request from the other Party.

8.	CONFIDENTIALITY

8.1.

The entire relations of the Parties hereunder shall be subject to the confidentiality terms and conditions as set forth in the Confidentiality Agreement No. 60-06-30 entered into by the Parties on August 30, 2006.

8.2.

Any exchange of information between the Parties hereunder shall be in a manner which shall allow for it to be kept in confidence in accordance with the Confidentiality Agreement Provisions.

9.	EFFECTIVE PERIOD AND TERMINATION PROVISIONS

9.1.

This Agreement is entered into for one year and shall take effect from the moment when it is signed by the Parties. If neither Party announces termination of this Agreement thirty (30) calendar days before its stated expiration, this Agreement shall be automatically extended for each subsequent year. The number of periods for which the effect hereof can be prolonged is not limited.

9.2.

Early termination of this Agreement shall be possible upon mutual consent of the Parties or for other causes provided for by applicable law of the Russian Federation.

9.3.

Upon termination of this Agreement, the Parties shall settle mutual accounts within thirty days after the termination date.

10.	MISCELLANEOUS

10.1.

This Agreement is prepared in two counterparts of equal legal effect, one counterpart for each Party.

10.2.

Neither Party shall assign any of its rights and obligations hereunder within prior written consent of the other Party.

10.3.

Each Party acknowledges the other Party’s rights to all brands, trademarks and names and covenants not to make any use thereof without a prior written consent. The covenants undertaken herein shall survive termination of this Agreement.

10.4.

For the purpose of informing the Operator on agreements with users entered into by Rostelecom independently Rostelecom shall submit to the Operator, on a monthly basis, a list of such agreements entered into within the Accounting Period.

10.5.

Any notices and communications may be given by the Parties by fax, electronic mail, registered mail or courier delivery service with receipt acknowledged. In this case, the delivery confirmation, where the notice is sent by fax, shall be a copy of the notice with a proper mark (report) of the sender’s fax about normal transmission of the message to the proper telephone number.

10.6.	List of Appendices:

Appendix No. 1 Procedure for Approval of Forms of Agreement,  Forms of Additional Agreements Thereto and Instructions.

Appendix No. 2 Requirements for the content of Instructions and their application

Appendix No. 3 Operator’s Agency Report.

10.7.	Either Party to this Agreement may propose on amendments hereto. Any amendments and addenda properly agreed upon and executed shall constitute an integral part of this Agreement.

11.	SIGNATURES OF PARTIES

OAO Rostelecom:	OAO Southern Telecommunications Company:

Legal address:	Legal address:
15, Dostoyevskogo st., St. Petersburg 191002	66, Karasunskaya st., Krasnodar 350000
Postal address:	Postal address:
152, Pushkinskaya st., Rostov-on-Don, 344006	66, Karasunskaya st., Krasnodar 350000
Bank details:	Bank details:
Credit account 40702810652000101690	Acc 40702810330010120048 in Krasnodar Branch of SB 8619, Krasnodar
Debit account 40702810452000103144	Corr. acc. 30101810100000000602
with the South-Western Bank of the RF SB,	BIK 040349602, TIN 2308025192,
Rostov-on-Don	OKPO 01151037, KPP 997750001
Corr. acc. 30101810600000000602
BIK 046015602, TIN 7707049388,
OKONh 52300, OKPO 01152551,
KPP 616303001

General Director	General Director
OAO Rostelecom	OAO Southern Telecommunications Company

K.Yu. Solodukhin	A.V. Andreyev
2008	2008
Seal here	Seal here

Appendix No. 1

to Agency Agreement No.

dated “     ”                   200

Procedure for Approval of Forms of Agreements and Instructions

1.     Within ten (10) days from the date of signing of this Agreement, Rostelecom must send the Operator all Forms of Agreements according to this Agreement. Simultaneously with sending the Forms of Agreements, Rostelecom shall send the Operator Instructions for each Form of Agreement.

2.     Any Forms of Agreements and/or Instructions thereto shall be submitted in two counterparts bearing the note “Approved” on each Form and Instruction. Each such copy shall be signed by Rostelecom’s authorized representative and sealed with Rostelecom’s seal.

3.     Within ten (10) days upon receipt of the Forms of Agreements from Rostelecom, the Operator must approve them and send one counterpart of each Form of Agreement to Rostelecom with a note “Approved” on each Form under the hand of an authorized representative of the Operator and the Operator’s seal.

4.     In case that the Operator has no suggestions as to modification of the Instructions the Operator shall submit one counterpart of each approved Instructions to Rostelecom concurrently with submission of Forms of Agreements, as per Para. 3 hereof. Approval of each counterpart of the Instructions shall be executed in accordance with the procedure for drawing up a Form of Agreement according to Para. 3 of this Appendix.

5.     In case that the Operator has any suggestions as to modification of any Instructions the Operator shall submit the respective suggestions to Rostelecom within ten (10) days following the receipt of the Instructions from Rostelecom.

6.     In case that Rostelecom accepts the Operator’s suggestions as to modification of the Instructions Rostelecom shall submit to the Operator the modified Instructions for the Operator’s approval within ten (10) days following the receipt of the suggestions from the Operator. In this event, the approval procedure shall be repeated in accordance with Para. 4 hereof.

7.     In case that Rostelecom does not accept the Operator’s suggestions on modification of the Instructions the Parties shall hold negotiations on that matter within twenty (20) days following Rostelecom’s receipt from the Operator of the respective suggestion on modification of the Instructions.

8.     In case that the Parties fail to reach mutual consent on modifying the respective Instructions as a result of the negotiations held according to Para. 7 such Instructions shall be deemed approved as worded by Rostelecom and the Parties shall have to complete such approval in accordance with the Procedure envisaged by Para. 4 hereof.

9.     Provided that during the period of this Agreement Rostelecom has developed other Forms of Agreements than agreed in accordance with Paras 1 through 8 of this Appendix, Rostelecom shall have the right to send such Forms to the Operator. Following this, the Parties shall carry out the approval procedures required by Paras 1-8 hereof.

Rostelecom:	Operator:
General Director	General Director
OAO Rostelecom	OAO Southern Telecommunication
Company

K.Yu. Solodukhin	A.V. Andreyev
2008	2008
Seal here	Seal here

Appendix No. 2

to Agency Agreement No.

dated “     ”                   200

Requirements for the content of Instructions and their application

1.     Any Instructions submitted in accordance with Paras 1 and 2 of Appendix No. 1 to this Agreement shall include:

•      indications of the provisions (clauses, paragraphs, sections etc.) of Forms of Agreements and/or forms of additional agreements thereto that may be modified;

•      indications of the nature or limits of possible modifications;

2.     Any Instructions submitted in accordance with Paras 1 and 2 of Appendix No. 1 to this Agreement may include:

•      alternative wording of the provisions (clauses, paragraphs, sections etc.) of Forms of Agreements and/or forms of additional agreements thereto that may be modified;

•      variability of modifications (for example, a 10-day period may not be extended for more than 10 days);

•      additional interpretation of the Form of Agreement and/or forms of additional agreements.

3.     In the course of entering with Users into agreements and/or additional agreements thereto indicated in Clauses 2.1.1. and 2.1.2 of the Agreement, the Operator shall be entitled to modify them, as compared to the content of the respective Form of Agreement and/or forms of additional agreements thereto only within the limits prescribed by the respective Instruction and only if such modifications are initiated by the respective User in writing (for example, in the form of a discrepancy report submitted to the Operator).

Rostelecom:	Operator:
General Director	General Director
OAO Rostelecom	OAO Southern Telecommunication
Company

K.Yu. Solodukhin	A.V. Andreyev
2008	2008
Seal here	Seal here

Appendix No. 3

to Agency Agreement No.

dated “     ” 200

Form of the Operator’s Agency Report
Under Agreement No.                         dt.
for                          month (accounting period) of

Form 1. Operator’s Report on Telecommunications agreements entered into with Users during the Accounting period pursuant to Clause 2.1.1 of the Agreement and additional agreements with Users within the accounting period, in accordance with Clause 2.1.2 of this Agreement.

Number of agreements entered into in the Accounting period	Number of agreements with Users concluded in accordance with Para. 5.1.1	Number of agreements with Users concluded in accordance with Para. 5.1.2	Additional agreements concluded with Users
Branch 1
Branch 2
Branch 3
...
Total entered into during Accounting period
Total amount of Operator’s fee, in RUR, net of VAT
Total amount of Operator’s fee, in RUR, VAT included

Note:

1.     Form 1 of the Operator’s Report shall be accompanied with Reports in Form 2 submitted by the Operator’s branches

2.     The report  in Form 2 shall be approved on behalf of the Operator by the Operator’s branch manager and e-mailed to: Igor.Nazarenko@RT.ru and by fax.

Form 2.

Report of                 communication branch for month                  200

Ref. No.	Name of User- legal entity	TIN	Unique number of bill recipient	Number of agreement/ additional agreement	Date of Agreement conclusion	Document certifying Operator’s delivery of agreements concluded to Rostelecom
Number of agreements with Users concluded in accordance with Para. 5.1.1
1
2
...
Number of agreements with Users concluded in accordance with Item 5.1.2
1
2
...
Additional agreements
1
2
...

Operator’s fee is RUR                                                          net of VAT

VAT amount @ 18% is RUR                                                       ..

Total Operator’s fee is RUR                                           including VAT

Rostelecom:	Operator:

OAO Rostelecom	OAO Southern Telecommunications Company

200	200
Seal here	Seal here

Rostelecom:	Operator:
General Director	General Director
OAO Rostelecom	OAO Southern Telecommunications Company

K.Yu. Solodukhin	A.V. Andreyev
2008	2008
Seal here	Seal here